UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 12, 2013

AUTHENTIDATE HOLDING CORP.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-20190

DELAWARE	14-1673067
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Connell Corporate Center

300 Connell Drive, 5th Floor

Berkeley Heights, New Jersey 07922

(Address and zip code of principal executive offices)

(908) 787-1700

(Registrant’s telephone number, including area code

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☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	On May 12, 2013, John J. Waters, a member of the board of directors of Authentidate Holding Corp. (the “Company”), notified the Company that he had decided to resign from the Company’s board of directors. In a letter dated May 15, 2013, the Company received written confirmation of Mr. Waters’ resignation, which is effective as of May 12, 2013. At the time of his resignation, Mr. Waters served as the chair of the Company’s management resources and compensation committee and nominating and corporate governance committee and as a member of its audit committee. Mr. Waters was also the designated audit committee financial expert. As a result of his resignation, Mr. Waters is no longer a member of each of the committees on which he served, effective from the date of his resignation.

In informing the board of his decision to resign, Mr. Waters stated that his resignation is due to certain disagreements with the board. Specifically, Mr. Waters referenced his disagreement with the manner in which the board considered a potential candidate for nomination to the board of directors. In addition, Mr. Waters also cited a concern he had with the work arrangements currently in place concerning a vice president of the Company. The Company does not agree with certain of the statements and assertions made by Mr. Waters and the following is the Company’s response to Mr. Waters’ resignation letter.

The Company does not concur with the characterizations contained in Mr. Waters’ letter regarding the manner in which the board addressed the nominating and corporate governance committee’s evaluation of a potential candidate for the board. As Mr. Waters states, the Company’s nominating and corporate governance committee convened a meeting on May 9, 2013 to consider, among other matters, the candidacy of the person referred to in his letter. While the committee did recommend the nomination of this individual (subject to receipt of an appropriate director’s questionnaire), shortly after this meeting certain directors expressed their disagreement with the committee’s recommendation and sought to schedule a meeting to further discuss this matter. These objecting directors believed that since this individual was originally introduced to the committee by a significant stockholder, such stockholder should have formally recommended him for election to the board, in accordance with its contractual rights. This stockholder possesses the right to nominate an individual to the Company’s board pursuant to a previously reported agreement with the Company. However, at this juncture, such stockholder has declined to formally designate a nominee. At the time of Mr. Waters’ resignation, the full board had not yet convened to formally discuss and act upon the recommendations of the nominating and corporate governance committee. The board has not concluded its deliberations regarding the slate of nominees for election at the Company’s next annual meeting of stockholders and will convene a meeting to discuss and approve the persons to be nominated for election at the annual meeting.

In accordance with the requirements of Item 5.02 of Form 8-K, the Company has provided Mr. Waters with a copy of the disclosures contained in this Current Report on Form 8-K no later than the day of filing this Form 8-K with the Securities and Exchange Commission. A copy of Mr. Waters’ letter to the Company is attached as Exhibit 17.1.

Following Mr. Waters’ resignation, the board reconstituted the membership of its audit committee and nominating and corporate governance committee by appointing Charles C. Lucas III to each committee. The board also named J. Edward Sheridan, the Company’s chairman, as chair of the nominating and corporate governance committee and Mr. Lucas as chair of the management resources and compensation committee. The board also named Mr. Sheridan as its audit committee financial expert.

Item 8.01	Other Events.

On May 15, 2013, the Company announced by press release that the Department of Veterans Affairs (“VA”) has exercised the second option period under the Company’s contract award for Home Telehealth Devices and Services. The contract was initially effective on May 15, 2011 and consists of a one-year base period with four option years, which are at the VA’s sole discretion. The second option year is effective from May 15, 2013 to May 31, 2014. No assurances can be given that any subsequent option periods will be exercised. The full text of the press release issued by the Company in connection with the announcement is set forth as Exhibit 99.1 attached hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are attached to this Form 8-K:

Exhibit No.	Description

17.1	Letter of Resignation from John Waters

99.1	Press Release dated May 15, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AUTHENTIDATE HOLDING CORP.
By:	/s/ O’Connell Benjamin
Name:	O’Connell Benjamin
Title:	Chief Executive Officer and President

Date: May 16, 2013

EXHIBIT INDEX

Exhibit No.	Description

17.1	Letter of Resignation from John Waters

99.1	Press Release dated May 15, 2013

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